Exhibit 10.7

THIS AGREEMENT IS NOT AN OFFER TO ISSUE OR SELL, OR A SOLICITATION OF AN OFFER TO ACQUIRE OR BUY, SECURITIES. SUCH OFFER OR SOLICITATION ONLY WILL BE MADE IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS.

AGREEMENT

AGREEMENT (the “Agreement”), dated as of June 26, 2008, by and among XM Satellite Radio Holdings Inc. (the “Issuer”) and the undersigned institutions, severally, but not jointly and severally (each such institution, a “Holder” and collectively, all such institutions, the “Holders”), solely for purposes of Section 21, Brown Rudnick LLP (“Brown Rudnick”), and solely for purposes of Section 22, Sirius Satellite Radio Inc. (“Sirius”). For purposes hereof, all references in this Agreement to Holders shall mean, as of any date of determination, those Holders or parties, as the case may be, that on or before such date of determination executed and delivered a counterpart signature page to this Agreement prior to the Effective Date (as hereinafter defined) substantially in the form attached as Exhibit A hereto, together with any transferee of Bonds (as hereinafter defined) beneficially owned by such Holders that pursuant to Section 5 hereof executed and delivered a joinder signature page to this Agreement.

W I T N E S S E T H:

Reference is made to the 1.75% Convertible Senior Notes due 2009 in the original principal amount of $400 million (the “Bonds”) issued pursuant to the Indenture (the “Bond Indenture”), dated as of November 23, 2004, as supplemented or amended from time to time, between the Issuer and The Bank of New York/Mellon, as bond trustee. Terms not defined herein shall have the meanings ascribed to such terms in the Bond Indenture.

WHEREAS, each of the Holders is the beneficial owner of, or the investment adviser or manager for the beneficial owners of (with the power and authority to vote and dispose of), the Bonds in the aggregate principal amount set forth opposite its name on Exhibit A (the “Participating Bonds”);

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of February 19, 2007, as amended (the “Merger Agreement”) by and among Sirius, Vernon Merger Corporation and the Issuer, the parties thereto intend to consummate the Merger (as defined in the Merger Agreement);

WHEREAS, the Holders have asserted that the Merger constitutes a Fundamental Change, obligating the Issuer to offer the Fundamental Change Purchase Price to all holders of the Bonds, but the Issuer has disputed that assertion;

WHEREAS, pursuant to the terms hereof, each Holder has agreed, among other things, to consent to the Merger and waive any right to contend that the Merger constitutes a Fundamental Change in consideration of the Issuer’s undertakings hereunder;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Issuer and each of Holders hereby agree as follows:

1. Effectiveness of the Agreement.

The effectiveness of this Agreement, and the respective obligations of the parties hereto, are conditioned upon the execution of this Agreement by the Issuer and Holders who, in the aggregate, beneficially own, or are the investment advisors or managers for the beneficial owners of (with the power and authority to vote and dispose of), more than seventy-five percent (75%) of the outstanding principal amount of the Bonds (the “Requisite Percentage”). The date upon which the Issuer and the Requisite Percentage have executed this Agreement (the “Effective Date”) shall have occurred by 10 p.m., New York City time, on June 26, 2008 (the “Deadline”) or this Agreement shall be void and of no force and effect.

2. Undertakings by the Issuer.

Pursuant and subject to the terms of this Agreement, the Issuer hereby agrees to the following:

(a) Consideration: The Issuer shall increase the interest rate applicable to the Bonds which have been validly tendered into the Offer (as defined below) and not withdrawn as of the expiry of the Offer, to 10% (the “New Rate”). The New Rate shall commence to accrue retroactively to July 2, 2008. Subject to Section 3(c), the terms of the Bonds and the Bond Indenture shall otherwise remain unchanged, including but not limited to the maturity date, the conversion ratio of the Bonds and the obligations of the Issuer to enter into a supplemental indenture making the Bonds convertible into shares of the common stock of Sirius on and after the consummation of the Merger.

(b) The Offer: The Issuer agrees to use commercially reasonable efforts to promptly commence and consummate an exchange offer for any and all of the Bonds (the “Offer”) to effectuate the New Rate, which Offer shall not be subject to a minimum condition. Prior to commencement, Sirius, the Issuer and the Initial Holders (as defined below) will determine in good faith whether the Offer shall be conducted pursuant to Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), or pursuant to an exemption therefrom and whether compliance with all or any portion of Section 14 of the Securities Exchange Act of 1934, as amended, is required. Absent an alternative agreement by Sirius, the Issuer and the Initial Holders, the Offer shall be conducted pursuant to Section 5 of the Securities Act and in compliance with Section 14 of the Securities Exchange Act. Once commenced, the Issuer shall not otherwise amend, modify, terminate or withdraw the Offer other than pursuant to this Agreement or to otherwise comply with law. The term “Bond Indenture” as used in this Agreement also refers to any supplemental indenture or new indenture, and the term “Bonds” also refers to any bonds issued in exchange for the Bonds, all as may be utilized to effectuate the Offer. The new indenture, indenture amendment, or indenture supplement and the requirement to pay the New Rate will become effective if and only if the Merger is consummated. The Issuer shall comply with all applicable laws and any applicable contracts in effecting the Offer and the transactions contemplated thereby.

(c) Definitive Documentation. No later than July 1, 2008, the Issuer shall provide the Initial Holders with a draft of the definitive documentation in connection with the Offer. The Issuer and the Initial Holders will reasonably cooperate with each other to resolve any reasonable revisions to the documents requested by the Holders. The final documentation shall be subject to the reasonable review and comment of the Holders who have executed this Agreement at or before the Deadline (the “Initial Holders”).

(d) Press Release: The Holders have executed certain nondisclosure agreements with the Issuer (the “Nondisclosure Agreements”). The Issuer shall issue a press release (the “Press Release”) prior to 8:30 a.m., New York City time, on June 27, 2008 (the “Press Release Date”) that announces the Issuer’s entry into this Agreement and its intention to commence the Offer and that describes the material terms of the Offer. The Press Release shall be reviewed with Brown Rudnick prior to its release and shall disclose to the public such of the Evaluation Material (as defined in the Nondisclosure Agreements) that constitutes material non-public information (“MNPI”). In the event that the Issuer fails to publicly disclose all of the Evaluation Material constituting the MNPI in compliance with the terms specified herein in the Press Release, the Recipient (as defined in the Nondisclosure Agreements) may publicly disclose all of such Evaluation Material. For the avoidance of doubt, the Recipients’ (and their representatives’) confidentiality obligations under the Nondisclosure Agreements shall terminate after the expiration of the Press Release Date.

3. Undertakings by the Holders.

Pursuant and subject to the terms of this Agreement, each Holder, severally, but not jointly and severally, hereby agrees to the following:

(a) Consent to Merger: Each Holder agrees not to assert that, and to waive any default based on the allegation that, or claim any other rights arising out of, the consummation of the Merger or assertion that the Merger constitutes a Fundamental Change (the “Waiver”).

(b) Standstill. Each Holder agrees that it will not: (i) commence, participate or assist in any lawsuit that claims that the Merger constitutes a Fundamental Change; (ii) make or participate or assist with any request or instruction under Section 8.5, 8.6 or 8.7 of the Bond Indenture asserting that the Merger constitutes a Fundamental Change; (iii) individually or as part of a group, make any demand on the Issuer pursuant to the Bond Indenture based on the assertion that the Merger constitutes a Fundamental Change; (iv) participate or agree to participate directly or indirectly in any offer to purchase Bonds (other than the Offer or an Alternative Transaction (as defined in Section 8)) by the Issuer or Sirius, or any of their respective affiliates (whether the consideration for such offer consists of cash, rights, securities or any combination of the foregoing); or (v) instruct Brown Rudnick or any other attorney to file on their behalf any action or proceeding in a court of competent jurisdiction alleging that the Merger constitutes a Fundamental Change.

(c) Consent to Modifications. Subject to Section 6 hereof, each Holder hereby consents, effective as of the date the Offer is initiated, to modifications to the Bond Indenture to (x) exclude the Merger (and, to the extent not already excluded, any other merger, consolidation or similar transaction between the Issuer and Sirius, or their respective affiliates necessary to effectuate the Closing (as defined in the Merger Agreement)) from the definition of Fundamental Change, (y) waive any notice required by Section 12.6(c) of the Bond Indenture, and (z) any other amendment, consent or modification reasonably requested by the Issuer related to (x) or (y) above and subject to the review and approval of the Holders as contemplated by Section 2(c) above (together, such consent is referred to as the “Holders’ Consent”). Each Holder agrees not to withdraw such Holder’s consent and to execute any document, instrument or agreement reasonably necessary to give effect to the foregoing. Unless otherwise determined by the Issuer, the record date under the Bond Indenture for the Holder’s Consent shall be the date the Offer is initiated.

4. Authority to Accept the Agreement.

Each of the Holders represents that, as of the date of this Agreement, it is the beneficial owner of, or the investment adviser or manager for the beneficial owners of, the principal amount of the Bonds identified on Exhibit A annexed to its counterpart or joinder signature page, with the power and authority to vote and dispose of the Bonds described therein. Each Holder shall deliver its respective Exhibit A to Brown Rudnick, and neither such Exhibit A nor the information contained therein shall be provided to any other Holder. Brown Rudnick shall deliver copies of each Exhibit A to the Issuer, which shall keep the contents thereof confidential.

5. Transfer of Bonds by Holders.

(a) Except to accept the Offer, if necessary, each of the Holders hereby agrees that it shall not sell, transfer or assign any of the Bonds or any option thereon or any right or interest (voting or otherwise) therein, unless (a) the transferee agrees in writing to be bound by all of the terms and conditions of this Agreement by executing a joinder to this Agreement in the form set forth on Exhibit B hereto; and (b) such transferee provides a copy of such executed signature page to Brown Rudnick. Brown Rudnick shall deliver copies of each such Exhibit B to the Issuer, which shall keep the contents thereof confidential.

(b) This Agreement shall in no way be construed to preclude any of the Holders or any affiliate of a Holder from acquiring additional Bonds, to the extent permitted by applicable law. All such additional Bonds acquired by a Holder or any affiliate thereof shall automatically become subject to the terms and conditions of this Agreement. The Holder shall notify Brown Rudnick and the Issuer in writing within two (2) business days after the settlement of any additional Bonds.

6. Termination of Agreement.

(a) This Agreement may be terminated at any time with the mutual written consent of the Issuer and the Holders of a majority of the principal amount of the Participating Bonds (the “Consenting Holders”).

(b) This Agreement may be terminated by the Consenting Holders by written consent to the Issuer upon the following:

(i) the failure of Issuer to issue the Press Release within the time period provided in Section 2(d) above;

(ii) the failure of the Issuer to initiate the Offer by July 10, 2008;

(iii) the failure of the Issuer to consummate the Offer or an Alternative Transaction by October 31, 2008; or

(iv) the failure of the Merger to have occurred by October 1, 2008.

Upon termination of this Agreement, the parties’ respective obligations hereunder shall cease to exist (except for those which are intended to expressly survive pursuant to the last sentence of this Section 6(b)) and the parties’ shall all be restored to the same position that they were in, and shall have the same legal rights that they possessed, immediately prior to their execution and delivery hereof and the occurrence of the Effective Date. Without limiting the generality of the foregoing and without any further action on the part of any parties, upon the termination of this Agreement: (i) the Holders’ Consent provided in Section 3(c) shall be of no force and effect, (ii) all rights, if any, afforded to the Holders by Section 5.1 and in other sections of the Bond Indenture on account of the Merger (and any other merger, consolidation or similar transaction between the Issuer and Sirius, or their respective affiliates) constituting a Fundamental Change shall be restored, (iii) the Issuer agrees that any and all time periods specified in the Bond Indenture or elsewhere for exercising such rights, if any, shall be deemed to have been extended such that they commence to run as of the date of the termination of this Agreement and (iv) any defenses otherwise available to the Issuer relating thereto, if any, shall similarly be restored. It is expressly agreed that Sections 6, 11, 12, 13, 14, 15, 16, 17, 20 and 21 of this Agreement shall survive termination of this Agreement.

7. Additional Press Release.

Promptly, but in any event within one (1) business day of the launch of the Offer, the Issuer will issue a press release announcing such Offer and the terms thereof, and shall also forward a copy of such press release to Brown Rudnick.

8. Alternative Structure. If the Offer shall (i) fail to be commenced or consummated for any reason, other than a failure of Holders to participate in the Offer or a breach of this Agreement by any of the Holders, or (ii) subject to the parties’ agreement in Section 2(b) to mutually determine the structure of the Offer, be deemed by the Issuer to be undesirable, the Issuer and the Holders shall mutually agree upon other means (an “Alternative Transaction”) by which the Holders’ shall receive the New Rate, the Issuer shall receive the Holders’ Consent and the Waiver shall remain effective. If applicable, the Issuer shall use commercially reasonable efforts to consummate an Alternative Transaction prior to October 31, 2008.

9. Authority and Non-Contravention.

(a) Each of the parties hereto represents and warrants to each other party that (i) the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part; (ii) this Agreement is a valid and binding obligation of the party enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies; and (iii) the execution, delivery and performance by the party of this Agreement does not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, obligation, permit, license or authorization to which the party is a party or by which the party or its assets is bound, or any provision of the party’s organizational documents; (b) violate or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any law, regulation or rule, or any order of, or any restriction imposed by, any court or governmental agency applicable to the party; (c) require from the party any notice to, declaration or filing with, or consent or approval of, any governmental authority or other third party that has not already been obtained.

(b) If the Offer is to be made pursuant to an exemption from Section 5 of the Securities Act, each Holder shall make, at the request of Issuer, reasonable and customary representations as to its status as a “qualified institutional buyer” (within the meaning of Rule 144A) or “institutional accredited investor” (within the meaning of Rule 506) and as to the absence of any solicitation of participation in the Offer by any party other than the Issuer.

10. Amendments and Modifications.

Except as otherwise expressly provided herein, this Agreement shall not be amended, modified or supplemented, except in writing signed by all of the parties hereto, provided that a consent by Holders of not less than a majority of the aggregate principal amount of the Participating Bonds shall constitute the consent of all parties hereto who are Holders.

11. Governing Law.

The Issuer and each Holder intend that their rights and obligations under this Agreement shall be governed by the laws of the State of New York, notwithstanding any conflicts of law provision or doctrine that would apply the law of any other jurisdiction.

12. Jurisdiction.

By its execution and delivery of this Agreement, the Issuer and each of the Holders irrevocably and unconditionally agrees that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, shall be brought in a federal or state court located in the Borough of Manhattan, State of New York. By its execution and delivery of this Agreement, the Issuer and each Holder irrevocably accepts and submits itself to the jurisdiction of a court of competent jurisdiction in the State of New York, as applicable under the preceding sentence, with respect to any such action, suit or proceeding.

13. Consent to Service of Process.

Each party hereto irrevocably consents to service of process by mail at the address listed with the signature of each such party on the signature pages to this Agreement. Each party hereto agrees that its submission to jurisdiction and consent to service of process by mail is made for the express benefit of each of the other parties hereto.

14. Remedies; Specific Performance.

It is understood and agreed by each Holder that money damages would not be a sufficient remedy for any breach of this Agreement by any Holder, and the Issuer shall be entitled, as its sole remedy, to specific performance, injunctive, rescissionary or other equitable relief (“Equitable Relief”) as remedy for any such breach, provided, the forgoing limitation shall not be applicable to any breach involving fraud or willful misconduct. It is understood and agreed by each party hereto that, in cases other than that set forth in the preceding sentence (including but not limited to a breach by the Issuer), in addition to any other legal or equitable remedies that a party may have, a party may seek, in the case of breach by another party, Equitable Relief as a remedy for such breach.

15. Successors and Assigns.

This Agreement is intended to bind and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs, executors, administrators and representatives. The agreements, representations and obligations of the undersigned parties hereto are, in all respects, several and not joint.

16. Severability.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof.

17. Expenses.

Within two (2) business days of the Effective Date, the Issuer will pay or reimburse the counsel fees of Brown Rudnick and the counsel and trustee fees of Bank of New York/Mellon as trustee under the Bond Indenture, in an aggregate amount equal to the sum of not more than $250,000 related to legal work performed for the Holders or the Trustee related to the Bonds through June 13, 2008. Upon the earlier of the closing of the Offer or two (2) business days after the termination of this Agreement, the Issuer will pay the counsel fees of Brown Rudnick and the counsel and trustee fees of Bank of New York/Mellon as trustee under the Bond Indenture, for reasonable and customary fees and expenses for legal work performed after June 13, 2008 with respect to negotiation, execution and consummation of the transactions contemplated by this Agreement.

18. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier shall be effective as delivery of a manually executed counterpart.

19. No Third-Party Beneficiaries.

Unless expressly stated herein, this Agreement shall be solely for the benefit of the parties hereto, and no other person or entity shall be a third-party beneficiary hereof.

20. Entire Agreement.

The Confidentiality Agreements and this Agreement constitute the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference.

21. Brown Rudnick.

From and after the Effective Date and unless and until this Agreement is otherwise terminated, Brown Rudnick, counsel to an ad hoc consortium of certain holders of the Bonds, agrees not to represent such holders or such consortium or any other person or entity in any action or proceeding alleging that the Merger constitutes a Fundamental Change.

22. Sirius.

Sirius will use commercially reasonable efforts to assist the Issuer in satisfying its obligations under Section 2(b), Section 2(c) and (to the extent applicable) Section 8, including providing any required information and making any required filings with the Securities and Exchange Commission or any other relevant governmental body.

23. Notices.

All notices and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by confirmed facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

If to each Holder:

To the address set forth

for each Holder on the signature page hereto

With a copy to:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Steven B. Levine, Esquire

Facsimile: (617) 289-0418

If to the Issuer:

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, DC 20002

Attention: Joseph J. Euteneuer

Facsimile: (202) 969-7113

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Thomas H. Kennedy, Esquire

Facsimile: (917) 777-2526

If to Sirius:

Sirius Satellite Radio Inc.

1221 Avenue of the Americas

New York, New York 10020

Attention: Patrick Donnelly

Facsimile: (212) 584-5353

With a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gary L. Sellers, Esquire

Facsimile: (212) 455-2502

If to Brown Rudnick:

Brown Rudnick LLP

One Financial Center

Boston, Massachusetts 02111

Attention: Steven B. Levine, Esquire

Facsimile: (617) 289-0418

IN WITNESS WHEREOF, each Holder executing a signature page hereto, the Issuer, Brown Rudnick (solely for purposes of Section 21 hereto) and Sirius (solely for purposes of Section 22 hereto), have caused this Agreement to be executed and delivered by its duly authorized officers as of the date first written above.

Issuer:

XM SATELLITE RADIO HOLDINGS INC.

By:	/s/ Joseph J. Euteneuer
Name:	Joseph J. Euteneuer
Title:	Executive Vice President and Chief Financial Officer

Solely for purposes of Section 21:
BROWN RUDNICK LLP

/s/ Steven B. Levine

Solely for purposes of Section 22:
SIRIUS SATELLITE RADIO INC.

By:	/s/ David Frear
Name:	David Frear
Title:	Executive Vice President and Chief Financial Officer

Exhibit A

COUNTERPART SIGNATURE PAGE

AGREEMENT

Dated                          , 2008

Reference is made to that certain Agreement (the “Agreement”) dated June 26, 2008 among XM Satellite Radio Holdings Inc., certain holders of the notes issued pursuant to the Bond Indenture and other parties named therein. Terms not defined herein shall the meanings ascribed to such terms in the Agreement.

The undersigned hereby agrees, on a several but not a joint and several basis, to be bound by all of the terms and conditions of the Agreement as a Holder thereto. Pursuant to the Agreement, the undersigned shall deliver this executed Counterpart Signature Page and its respective Schedule 1 to Brown Rudnick LLP, fax no. (617) 289-0521, attention: Robert L. Murray, Esq.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Signature Page to be executed and delivered by its duly authorized officers as of the date first written above.

Name of Holder:

By:
Name:
Title:

Address:

Fax:

Schedule 1 To Counterpart Signature Page

Holdings Information

Name of Holder:

By:
Name:
Title:

Bonds:

$                                                  outstanding principal of Bonds

Exhibit B

JOINDER SIGNATURE PAGE

AGREEMENT

Dated                  , 2008

Reference is made to that certain Agreement (the “Agreement”) dated June 26, 2008 among XM Satellite Radio Holdings Inc., certain holders of the notes issued pursuant to the Bond Indenture and other parties named therein. Terms not defined herein shall the meanings ascribed to such terms in the Agreement.

The undersigned transferee hereby agrees, on a several but not a joint and several basis, to be bound by all of the terms and conditions of the Agreement as a Holder thereto. Pursuant to the Agreement, the undersigned shall deliver this executed Counterpart Signature Page and its respective Schedule 1 to Brown Rudnick LLP, fax no. (617) 289-0521, attention: Robert L. Murray, Esq.

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Signature Page to be executed and delivered by its duly authorized officers as of the date first written above.

Name of Holder:

By:
Name:
Title:

Address:

Fax:

Schedule 1 To Joinder Signature Page

Holdings Information

Name of Holder:

By:
Name:
Title:

Bonds:

$                                          outstanding principal of Bonds